Exhibit 99.1
FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Kristina McMenamin	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
kmcmenamin@wpcarey.com	gblawrence@rosslawpr.com
W. P. Carey & Co. LLC Increases Third Quarter Dividend
and Increases Share Repurchase Program by $20 Million
New York, NY — September 17, 2007 — Investment firm W. P. Carey & Co. LLC announced today that its Board of Directors has increased the Company’s quarterly cash dividend to $0.472 per share for the quarter ending September 30, 2007. The dividend is payable on October 15, 2007 to shareholders of record as of September 28, 2007. This is the Company’s 26th consecutive quarterly dividend increase.
In addition, W. P. Carey’s Board approved the repurchase of an additional $20 million of the Company’s common stock under its ongoing share repurchase program. The Board also approved an extension of this program from December 31, 2007 to March 31, 2008. The Company is now authorized to repurchase up to $40 million of its common stock in the open market through March 31, 2008 as conditions warrant. Currently, the Company has repurchased $17.2 million of its common stock under its ongoing share repurchase program. The timing and amount of repurchase transactions will depend on market conditions and regulatory considerations, and may be suspended or discontinued at any time. As of June 30, 2007 the Company had 39,129,982 shares outstanding.
W. P. Carey & Co. LLC
Founded in 1973, W. P. Carey & Co. LLC is a leading global provider of long-term net lease financing for companies worldwide. With over $9.6 billion in assets and $5 billion in equity capital, the Company and its CPA® series of income generating real estate funds specialize in helping companies and private equity firms realize the capital tied up in their real estate assets. The W. P. Carey Group owns more than 850 commercial and industrial properties in 14 countries, representing approximately 100 million square feet.www.wpcarey.com
Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.
This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company’s filings with the Securities and Exchange Commission.
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, NY 10020
www.wpcarey.com